Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
of Opinion Research Corporation
We have audited the accompanying consolidated balance sheets of Opinion Research Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Opinion Research Corporation and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 30, 2006

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,
	2004	2005
Assets
Current Assets:
Cash and cash equivalents	$419	$—
Accounts receivable:
Billed	24,017	26,959
Unbilled services	17,556	17,600

	41,573	44,559
Less: allowance for doubtful accounts	86	58

	41,487	44,501
Prepaid and other current assets	3,517	2,291
Assets of discontinued operations	2,610	505

Total current assets	48,033	47,297
Property and equipment, net	7,875	8,833
Intangibles, net	421	224
Goodwill	27,218	26,903
Deferred tax asset	1,271	4,893
Other assets	2,780	3,806
Assets of discontinued operations	10,085	212

	$97,683	$92,168

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,794	$6,269
Accrued expenses	8,499	11,705
Deferred revenues	4,265	4,156
Short-term borrowings	2,000	3,000
Other current liabilities	2,744	3,199
Liabilities of discontinued operations	1,310	586

Total current liabilities	24,612	28,915
Long-term debt	40,286	55,321
Other liabilities	1,390	1,517
Liabilities of discontinued operations	152	154
Redeemable Equity:
Preferred stock:
Series B - 10 shares designated, issued and outstanding, liquidation value of $10 per share at December 31, 2004 and none issued or outstanding at December 31, 2005	—	—
Series C - 588,229 shares designated, none issued or outstanding	—	—
Common stock, 1,176,458 shares issued and outstanding at December 31, 2004 and none issued or outstanding at December 31, 2005	8,900	—
Stockholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized:
Series A - 10,000 shares designated, none issued or outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 5,245,815 shares issued and 5,196,993 outstanding at December 31, 2004 and 5,409,148 shares issued and 5,360,326 outstanding at December 31, 2005	52	54
Additional paid-in capital	21,426	20,631
Retained earnings (deficit)	422	(14,002)
Treasury stock, at cost, 48,822 shares	(261)	(261)
Accumulated other comprehensive income (loss)	704	(161)

Total stockholders’ equity	22,343	6,261

	$97,683	$92,168

See notes to consolidated financial statements.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2004	2005
Revenues	$178,967	$190,192
Cost of revenues	130,905	138,637

Gross profit	48,062	51,555
Selling, general and administrative expenses	34,513	36,827
Depreciation and amortization	3,073	3,584
Goodwill impairment charge	—	—

Operating income	10,476	11,144
Discontinued equity offering expense	—	1,334
Other non-operating expense (income), net	(301)	140
Interest expense, net	7,691	6,113

Income before provision for income tax	3,086	3,557
Provision for income taxes	1,571	1,919

Income from continuing operations	1,515	1,638
Discontinued Operations
(Loss) income from discontinued operations, net of tax (benefit) expense of $449 and $(2,918) in 2004 and 2005 respectively	911	(5,081)
Loss on disposal of segment, net of tax benefit of $549	—	(1,077)

	911	(6,158)

Net (loss) income	2,426	(4,520)

Repurchased LLR interests	—	(9,904)

Net (loss) income available to common shareholders	$2,426	$(14,424)

Basic earnings per share
(Loss) income from continuing operations	$0.24	$(1.39)
(Loss) income from discontinued operations	$0.15	$(1.03)

Net (loss) income available to common shareholders	$0.39	$(2.42)

Diluted earnings per share
(Loss) income from continuing operations	$0.24	$(1.39)
(Loss) income from discontinued operations	$0.14	$(1.03)

Net (loss) income available to common shareholders	$0.38	$(2.42)

Weighted average common shares outstanding:
Basic	6,254,517	5,955,163
Diluted	6,445,301	5,955,163
See notes to consolidated financial statements.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(in thousands)

					Accumulated
			Additional	Retained	other			Total
	Common stock		paid-in	earnings	comprehensive	Treasury stock		stockholders’
	Shares	Amount	capital	(deficit)	income (loss)	Shares	Amount	equity
Balance, December 31, 2004	5,246	$52	$21,426	$422	$704	49	$(261)	$22,343
Comprehensive loss:
Net loss	—	—	—	(4,520)	—	—	—	(4,520)
Other comprehensive loss:
Change in value of derivative, net of tax	—	—	—	—	12	—	—	12
Foreign currency translation adjustments	—	—	—	—	(877)	—	—	(877)

Comprehensive loss								(5,385)
Exercise of stock options	64	1	245	—	—	—	—	246
Issuance of capital stock	99	1	570	—	—	—	—	571
Repurchased LLR interests	—	—	(1,610)	(9,904)	—	—	—	(11,514)

Balance, December 31, 2005	5,409	$54	$20,631	$(14,002)	$(161)	49	$(261)	$6,261

See notes to consolidated financial statements.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2004	2005
Cash flows from operating activities:
Net (loss) income	$2,426	$(4,520)
Less:
(Loss) income from discontinued operations	911	(5,081)
Loss from disposal of segment	—	(1,077)

Income from continuing operations	1,515	1,638
Adjustments to Income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	3,073	3,584
Loss on disposal of fixed assets	1	37
Amortization of original issue discount	555	562
Amortization of loan fees	2,756	803
Deferred income taxes	922	260
Changes in operating assets and liabilities:
Billed accounts receivable	(2,436)	(3,411)
Unbilled services	(1,611)	(205)
Other assets	(6)	500
Accounts payable	710	503
Accrued expenses	(4,696)	2,664
Deferred revenues	201	35
Other liabilities	1,967	663

Net cash provided by operating activities of continuing operations	2,951	7,633

Cash flows from investing activities:
Capital expenditures	(3,127)	(3,818)

Net cash used in investing activities of continuing operations	(3,127)	(3,818)

Cash flows from financing activities:
Borrowings under line-of-credit agreement	72,957	176,833
Repayments under line-of-credit agreement	(67,610)	(173,532)
Proceeds from the issuance of notes payable	22,203	35,000
Repayments of notes payable	(30,125)	(22,827)
Payments of loan origination and amendment fees	(1,850)	(1,141)
Payments for repurchased LLR interests and associated fees	—	(20,414)
Repayments under capital lease arrangements	(184)	(201)
Proceeds from the issuance of capital stock and exercise of options	892	817

Net cash used in financing activities of continuing operations	(3,717)	(5,465)

Net cash provided by operating activities of discontinued operations	2,771	1,473
Net cash used in investing activities of discontinued operations	(1,225)	(224)
Effect of exchange rate changes on cash and cash equivalents	9	(18)

Increase (decrease) in cash and cash equivalents	(2,338)	(419)
Cash and cash equivalents at beginning of period	2,757	419

Cash and cash equivalents at end of period	$419	$—

Supplemental disclosures:
Cash paid for:
Interest	$5,148	$4,654
Income tax	2,109	1,784

Non-cash investing and financing activities:
Acquisition of equipment under capital lease	$193	$20
See notes to consolidated financial statements

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies
     Nature of Operations, Principles of Consolidation, and Basis of Presentation
We were established in 1938 to apply the principles of general public opinion polling to marketing issues facing America’s largest companies. We evolved to provide social research, market research, information services, and marketing services. We perform public sector primary research and provide information technology, communications, and other consulting services, primarily to agencies of the United States federal government and state and local governments. We also assist our commercial clients in the evaluation, monitoring and optimization of their marketing and sales efforts, addressing issues such as customer loyalty and retention, market demand and forecasting, and corporate image and competitive positioning. The majority of our governmental projects are in the areas of health, education and international aid.
The consolidated financial statements include the accounts of our company and our wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All inter-company transactions are eliminated upon consolidation.
During 2005 we sold our teleservices business, which was previously identified as a reportable segment, and announced the closure of our market research operations in South Korea and Mexico. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the above segment and operations were classified as discontinued operations in 2005 and the financial results are reported as discontinued operations for all periods presented. The assets and liabilities of the discontinued operations in South Korea and Mexico are also presented separately as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets at December 31, 2004 and 2005.
In Note 2, Goodwill and Other Intangibles Assets, the intangible asset balances as of December 31, 2004 have been adjusted to eliminate fully amortized intangibles to conform with the 2005 financial statement presentation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to revenue recognition, valuation allowances, and goodwill impairment. Actual results could differ from those estimates.
Revenue Recognition
Service revenue is recognized when earned, generally as work is performed in accordance with the provisions of the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition.” Services performed vary from contract to contract and are not uniformly performed over the term of the arrangement. In our market research and social research segments, revenues under fixed-price contracts are recognized on a proportional performance basis. Performance is based on the ratio of costs incurred to total estimated costs where the costs incurred represent a reasonable surrogate for output measures of contract performance, including survey design, data collection, survey analysis and presentation of deliverables to the client. Progress on a contract is matched against project costs and costs to complete on a periodic basis. Provision for estimated contract losses, if any, is made in the period such losses are determined. Customers are obligated to pay as services are performed, and in the event that a client cancels the contract, the client is responsible for payment for services performed through the date of cancellation.
Revenues under cost-reimbursement contracts are recognized as costs are incurred. Applicable estimated profits are included in earnings in the proportion that incurred costs bear to total estimated costs. Incentives, award fees or penalties related to performance are also considered in estimating revenues and profit rates based on actual and anticipated awards. See “Item 1, Business-Government Contracts” for a discussion of the types of contracts we have with the U.S. federal government.
Revenues under time-and-materials contracts are recognized as costs are incurred. Invoices to clients are generated in accordance with the terms of the applicable contract, which may not be directly related to the performance of services.

Unbilled receivables are invoiced based upon the achievement of specific events as defined by each contract including deliverables, timetables and incurrence of certain costs. Unbilled receivables are classified as a current asset.
Advanced billings to clients in excess of revenue earned are recorded as deferred revenues until the revenue recognition criteria are met. We grant credit primarily to large companies and government agencies and perform periodic credit evaluations of our clients’ financial condition. We do not generally require collateral. Credit losses relating to clients generally have been within management’s expectations. Reimbursements of out of pocket expenses are included in revenues with corresponding costs incurred by us included in cost of revenues.
Cash Equivalents
We consider as cash equivalents all highly liquid debt instruments with a maturity of three months or less when purchased.
Property and Equipment
Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (3-10 years). Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining life of the lease, whichever is shorter.
Impairment of Long-Lived Assets
We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability of long-lived assets is based on an estimate of undiscounted future cash flows resulting from the use and eventual disposition of the assets. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
Foreign Currency Translation
All assets and liabilities of foreign subsidiaries are translated into U.S. dollars using the exchange rate in effect at the balance sheet date and revenues and expenses are translated using an average exchange rate during the period. The resulting translation adjustments are recorded as a component of other comprehensive income and are accumulated in stockholders’ equity. Because cumulative translation adjustments are considered a component of permanently invested, unremitted earnings of subsidiaries outside of the United States, no taxes are provided on such amounts.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
1.	Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,’” (“Statement No. 123”) we have elected to follow Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our employee option plans.

We also adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Stock-Based Compensation and Statement 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which was released in December 2002 as an amendment of Statement 123.

Under APB No. 25, no compensation expense was recognized at the time of the option grant if the exercise price of the employee stock option was fixed and was at least equal to or greater than the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options were known and fixed at the grant date.

If we had elected to recognize compensation expense based upon the fair value of the options granted at grant date as prescribed by Statement No. 123, net income (loss) and related per share amounts would have been adjusted to the pro forma amounts indicated in the table below:

	Year Ended December 31,
	2004	2005
	(in thousands, except per share data)
Net (loss) income — as reported	$2,426	$(4,520)
Add: stock-based employee compensation expense included in reported net income, net of related tax effects	—	—
Deduct: total stock based employee compensation expense determined under fair value method for all awards, net of related tax effects	(291)	(236)

Net (loss) income — pro forma	$2,135	$(4,756)

Repurchased LLR interests	—	9,904

Net (loss) income available to common shareholders — pro forma	$2,135	$(14,660)

Basic earnings per share
Net income (loss) — as reported	$0.39	$(2.42)
Net income (loss) — pro forma	$0.34	$(2.46)
Diluted earnings per share
Net income (loss) — as reported	$0.38	$(2.42)
Net income (loss) — pro forma	$0.33	$(2.46)

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
1.	Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2005
Expected dividend yield	0%	0%
Expected stock price volatility	53.00%	40.30%
Risk-free interest rate	3.34%	4.23%
Expected life of options	7 years	7 years
The weighted average fair value of options granted during 2004 and 2005 were $3.57 and $2.85 per share, respectively.

On January 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 123(revised 2004), (Statement 123(R)), “Share-Based Payment”, using the modified prospective method, whereby we will apply Statement 123(R) to new and modified awards beginning January 1, 2006. We will therefore be required to recognize compensation expense for the portion of outstanding unvested awards, based on the grant-date fair value of those awards. The future impact is dependent upon if and when additional options are granted, estimated forfeitures, and the vesting period of the options. The effect of adopting Statement 123(R) is estimated to result in approximately $705,000 of share based compensation expense in 2006.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not to be realized in future periods.

Computer Software

In accordance with Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” issued by the American Institute of Certified Public Accountants, we have capitalized certain internal and external costs incurred to acquire or create internal use software. Capitalized costs are amortized over five years.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses and gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from net income (loss). Our other comprehensive income (loss) is comprised of foreign currency translation adjustments from those subsidiaries not using the U.S. dollar as their functional currency and changes in the value of derivatives used to hedge variable interest rates on our Term Loan. Total accumulated other comprehensive income (loss) is displayed as a separate component of stockholders’ equity in the accompanying consolidated balance sheets.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
1.	Summary of Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets

In accordance with Statement No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets that have indefinite useful lives are no longer amortized to expense. Goodwill is required to be tested for impairment on an annual basis, or more frequently if certain indicators arise, using the guidance specifically provided. Furthermore, Statement No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

Management reviews goodwill and other intangible assets at least annually, and on an interim basis when conditions require, to evaluate events or changes in circumstances that may indicate impairment in the carrying amount of such assets. We use comparable company analyses and discounted cash flow models to determine the fair value of our reporting units and whether any impairment of goodwill exists. An impairment loss is recognized in the income statement in the period that the related asset is deemed to be impaired.

Other intangible assets with definite lives are amortized to expense, straight-line over their respective estimated useful lives.

Earnings Per Share

Basic and diluted earnings per share are calculated in accordance with Statement No. 128, “Earnings per Share.” Basic earnings per share excludes dilution and is computed by dividing income (loss) from continuing operations available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

Financial Instruments

Our carrying value of financial instruments approximates fair value because of the nature and characteristic of our financial instruments.

We entered into an interest rate cap agreement to limit our exposure to interest rate fluctuations. The interest rate cap qualified as a cash flow hedge pursuant to FASB Statement No. 133, “Accounting for Derivatives Instruments and Hedging Activities.” Interest rate differentials to be received as a result of the interest rate on the related debt instrument exceeding the interest rate cap are accounted for by recording the interest received against the interest expense. Any changes in its fair value, net of income taxes, are recorded as a change in Accumulated Other Comprehensive Income and are not reflected in the Consolidated Statements of Operations.

We do not have derivative procedures in place to manage risks related to foreign currency fluctuations for our foreign operations.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
1.	Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement 123(R). Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces Statement 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees.” As originally issued in 1995, Statement 123 established, as preferable, the fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used.

In April 2005, the SEC issued Release 2005-57, which allowed companies to implement Statement No. 123(R) at the beginning of their next fiscal year, instead of the next reporting period as disclosed in the original Statement No. 123(R) release in December 2004.

On January 1, 2006, the Company adopted Statement 123(R), using the modified prospective method, whereby we will apply Statement 123(R) to new and modified awards beginning January 1, 2006. Additionally, we will be required to recognize compensation cost as expense for the portion of outstanding unvested awards, based on the grant-date fair value of those awards calculated using the Black-Scholes option pricing model under Statement 123 for pro forma disclosures. The effect of adopting Statement 123(R) is estimated to result in approximately $705,000 of share based compensation expense in 2006.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement No. 154, “Accounting Changes and Error Correction-a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

Statement No. 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.

Statement No. 154 requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. Statement No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle.

Statement No. 154 became effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We have adopted Statement No. 154 and will apply the provisions of this Statement if we encounter any circumstances that require the application of this standard.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
2.	Discontinued Operations

In December 2005 we entered into an agreement to sell the Company’s teleservices business, which was effective as of December 31, 2005, for the assumption of all the liabilities of the teleservices business, other than bank debt, and the possibility of receiving payments during the next five years based on its revenues over a specified threshold determined annually in accordance with a formula set forth in the sale agreement. As of December 31, 2005 we have not booked any receivable for payments under the sale agreement. Additionally, we announced the closure of our market research operations in South Korea and Mexico.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the above segment and operations were classified as discontinued operations in 2005 and the financial results are reported as discontinued operations for all periods presented.

The financial results of teleservices business and market research operations in South Korea and Mexico included in discontinued operations are as follows:

	Year Ended December 31,
	2004	2005
(Loss) income before income tax (benefit) expense	$1,360	$(7,999)
Income tax (benefit) expense	449	(2,918)

(Loss) income from discontinued operations, net [1]	911	(5,081)
Loss on disposal of segment, net of tax benefit of $549 in 2005	—	(1,077)

	$911	$(6,158)

[1]	Includes non-cash goodwill impairment charge of $5.5 million recorded in the former teleservice business in 2005.
The assets and liabilities of the discontinued operations in South Korea and Mexico are also presented separately as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets at December 31, 2004 and 2005.

3.	Goodwill and Other Intangibles

As discussed in Note 1 to the Consolidated Financial Statements, under Statement No. 142 goodwill and intangible assets that have indefinite useful lives are no longer amortized. Instead, Statement No. 142 requires such assets to be reviewed for impairment annually, or more frequently if certain indicators arise, using the guidance specifically provided.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
3.	Goodwill and Other Intangibles (continued)

In October 2004 and 2005, we performed our goodwill impairment test based on Statement No. 142. Based upon the results of such tests we determined that the estimated fair values of our U.S. market research, U.K. market research and social research segments exceeded their book values as determined by a weighting of comparable company analyses and discounted cash flow models.

Management cannot provide assurance that additional impairment charges will not be required in the future if these segments do not achieve their future projections.

The changes in the carrying value of goodwill are as follows:

	U.S.	U.K.
	Market	Market	Social
	Research	Research	Research	Consolidated
		(in thousands)
Balance at December 31, 2004	$2,390	$3,047	$21,781	$27,218
Foreign currency translation	—	(315)	—	(315)

Balance at December 31, 2005	$2,390	$2,732	$21,781	$26,903

     Our intangible assets consist of the following:

	December 31,
	2004	2005
	(in thousands)
Intangible assets subject to amortization
Non-competition agreements	$994	$994
Other	1,835	435

	$2,829	$1,429
Accumulated amortization	(2,408)	(1,205)

	$421	$224

Amortization expense for other intangibles for the years ended December 31, 2004 and 2005 were $307,000 and $171,000, respectively. The estimated aggregate amortization expense for each of the five succeeding years is as follows:

(in thousands)
2006	$19
2007	19
2008	19
2009	19
2010	19

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
4. Accounts Receivable
     Accounts receivable consist of the following:

	December 31,
	2004	2005
	(in thousands)
Billed receivables:
U.S. government departments and agencies	$12,961	$15,482
Commercial clients and other	11,056	11,477

	24,017	26,959

Unbilled receivables:
U.S. government departments and agencies	11,853	9,373
Commercial clients and other	5,703	8,227

	17,556	17,600

Accounts receivable, gross	41,573	44,559
Less: allowance for doubtful accounts	86	58

Accounts receivable, net	$41,487	$44,501

The unbilled receivables at December 31, 2004 and 2005 included $1.1 million and $832,000, respectively, of retainage under terms of the contracts which can only be invoiced upon completion of federal government indirect cost audits. We do not anticipate the collection of any of the retainage recorded at December 31, 2005 during 2006, but such amounts are classified as current assets in accordance with industry standards. One client in our social research business constituted 18% and 16% of net billed receivables at December 31, 2004 and December 31, 2005, respectively.

5.	Property and Equipment

Property and equipment consists of the following:

	December 31,
	2004	2005
	(in thousands)
Leasehold improvements	$5,402	$5,903
Computer equipment and software	13,384	14,445
Furniture, fixtures, and equipment	5,340	5,092
Equipment under capital lease obligations	893	878

	25,019	26,318
Less: accumulated depreciation and amortization	17,144	17,485

Property and equipment, net	$7,875	$8,833

     Depreciation expense for the years ended December 31, 2004 and 2005 was $2.8 million and $3.4 million, respectively.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
6.	Income Taxes

For financial reporting purposes, (loss) income from continuing operations before income taxes consists of the following:

	Year Ended December 31,
	2004	2005
Domestic	$2,403	$4,360
Foreign	683	(803)

	$3,086	$3,557

     The provision (benefit) for income tax, consists of the following:

	Year Ended December 31,
	2004	2005
Current:
Federal	$(460)	$1,563
State	897	629
Foreign	212	(13)

Total current	$649	$2,179

Deferred:
Federal	$862	$(153)
State	41	(70)
Foreign	19	(37)

Total deferred	$922	$(260)

Provision (benefit) for income tax	$1,571	$1,919

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
6.	Income Taxes (continued)

The difference between tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income from continuing operations before income taxes is as follows:

	Year Ended December 31,
	2004	2005
Statutory rate applied to pretax income from continuing operations	$1,048	$1,207
Add (deduct):
State income taxes, net of federal benefit	605	369
Foreign rate differential	1	224
Effect of other non-deductible expenses	138	158
Tax credits	(86)	(40)
Other	(135)	1

	$1,571	$1,919

     Our net deferred tax assets and liabilities consist of the following temporary differences:

	December 31,
	2004	2005
	(in thousands)
Deferred tax assets:
Reserve for doubtful accounts	$19	$—
Intangibles	1,676	1,415
Compensation	1,043	1,117
Accrued expenses	366	339
Federal net operating losses	—	2,756
State net operating losses	2,043	2,657
Shut down of foreign subsidiaries	—	613
Other	64	123

Total deferred tax assets	5,211	9,020
Less: Valuation allowance	(2,347)	(3,007)

	$2,864	$6,013

Deferred tax liabilities:
Fixed assets	(486)	(167)
Interest Rate Cap	—	(6)
Other	(827)	(666)

Total deferred tax liabilities	$(1,313)	$(839)

Net deferred tax assets	$1,551	$5,174

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
6.	Income Taxes (continued)

At December 31, 2005, we recorded net deferred tax assets related to losses from discontinued operations and losses from the sale of discontinued operations of approximately $3,369,000. In addition, these losses have created net operating loss carryforwards for federal income tax purposes of approximately $8,106,000. These net operating losses can be used to offset future taxable income and will expire in 2025 if not fully utilized. The income tax (benefit) expense from the (loss) income from discontinued operations was $449,000 and $(3.0 million) for the years ended December 31, 2004 and 2005 respectively. Income tax benefit from the disposal of our former telservice business was $549,000 for the year ended December 31, 2005.

At December 31, 2005, the Company had approximately $2.7 million of state net operating losses available to offset the future taxable income of certain subsidiaries. If not used, these net operating losses will expire in varying amounts beginning in 2006 through 2025.

At December 31, 2004, we recorded a net valuation allowance of $2.3 million against state deferred tax assets related to certain subsidiaries since the realization of these future state tax benefits is not deemed to be more likely than not. In 2005, we increased the valuation allowance by $660,000 to $3.0 million at December 31, 2005.

At December 31, 2004 and 2005, we have net current deferred tax assets in the amount of $280,000 and $281,000, respectively, which are reported in the balance sheet in prepaid and other current assets. Income taxes paid in the U.S. in 2004 and 2005 are $1.9 million and $1.6 million, respectively. Income taxes paid in the U.K. in 2004 and 2005 are $217,000 and $201,000, respectively.

7.	Debt

Debt consists of the following:

	December 31,
	2004	2005
	(in thousands)
Senior Revolving Facility	$22,270	$25,571
Term Loan	—	12,750
Subordinated notes — secured	8,500	—
Subordinated notes — unsecured	11,516	20,000

Total debt	42,286	58,321
Less current maturities	2,000	3,000

Long-term portion	$40,286	$55,321

In May 2004, we entered into a secured revolving credit facility of $35.0 million with Citizens Bank of Pennsylvania and First Horizon Bank (the “Senior Revolving Facility”). The Senior Revolving Facility is for a three-year term and is secured by substantially all of our assets. The Senior Revolving Facility carries an interest rate at our discretion of either the financial institution’s designated base rate (5.25% and 7.25% at December 31, 2004 and December 31, 2005, respectively) plus 100 basis points or LIBOR (3-month LIBOR was 2.56% and 4.54% at December 31, 2004 and December 31, 2005, respectively) plus 300 basis points. As of December 31, 2005, we had approximately $9.4 million of additional credit available under the Senior Revolving Facility.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
7.	Debt (continued)

In May 2004, we also issued $10.0 million of secured subordinated notes (the “Secured Subordinated Notes”’) and $12.0 million of unsecured subordinated notes (the “Unsecured Subordinated Notes”’) to Allied Capital Corporation (“Allied Capital”). We used the proceeds of the borrowings under the Senior Revolving Facility, the Secured Subordinated Notes and the Unsecured Subordinated Notes to repay all debt outstanding at May 4, 2004.

In conjunction with these facilities, we incurred additional costs of approximately $1.4 million which were included in other long term assets in our consolidated financial statements and amortized over the remaining terms of the facilities. Due to the refinancing of the credit facilities, we also wrote off the unamortized loan fees of approximately $2.5 million as interest expense, which included payments of $345,000 made in 2004 related to the retired debt in the second quarter of 2004.

At December 31, 2004, the Secured Subordinated Notes carried an interest rate of 10.0%, required principal payments of $500,000 per quarter, and were set to mature in November 2007, while the Unsecured Subordinated Notes carried a fixed interest rate of 15.5%; 13.0% payable quarterly in cash, and 2.5%, payable in cash, or deferred, and included in the outstanding principal balance until maturity in May 2009. In exchange for consideration received in connection with this debt, we extended the term of existing warrants held by Allied Capital and Allied Investment Corporation (together, “Allied”’) from May 2007 to the later of May 2009 or the third anniversary of the repayment date. These warrants were issued in 1999 to Allied and were for the purchase of 437,029 shares of our common stock at an exercise price of $5.422 per share. The extension of these warrants was valued at $616,000 and was being accreted through interest expense over the life of the Unsecured Subordinated Notes.

In March 2005, we entered into a new secured term loan of $15.0 million with Citizens Bank of Pennsylvania and First Horizon Bank (the “Term Loan”). The Term Loan is for a five-year term and is secured by substantially all of our assets. The Term Loan carries an interest rate of LIBOR plus 350 basis points, requires principal payments of $750,000 per quarter and matures in 2010. The proceeds from the Term Loan and a drawdown from the Senior Revolving Facility were used to prepay the Secured Subordinated Notes and the Unsecured Subordinated Notes in the combined amount of $20.5 million. We wrote-off unamortized fees in the amount of $813,000 and incurred prepayment penalties in the amount of $362,000 in connection with this transaction in the first quarter of 2005.

In July 2005, we issued $20.0 million of unsecured subordinated notes to The Royal Bank of Scotland. These notes mature in July 2011, carry interest of 14% per year and have no interim principal amortization. The proceeds from the issuance of these unsecured subordinated notes were used to finance the repurchase of interests in the Company held by LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P. (“LLR”). The transaction consisted of the repurchase of 1,176,458 common shares purchased by LLR on September 1, 2000, a warrant to purchase 740,500 common shares, rights to convert the common shares into preferred shares with an annual dividend obligation of $1.2 million, anti-dilution rights and warrants, as well as other rights. The transaction resulted in a $9.9 million decrease in income from continuing operations available to common shareholders.

We are required to maintain certain financial covenants under our credit facilities, such as minimum earnings, debt-to-earnings, interest coverage, and other financial ratios. In addition, covenants under our credit facilities limit or prohibit our ability to incur additional debt, prepay specified types of indebtedness, pay dividends, make investments, sell assets, or engage in mergers and acquisitions.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
7.	Debt (continued)

Aggregate maturities of debt for the years ending December 31 are as follows:

(in thousands)
2006	$3,000
2007	28,571
2008	3,000
2009	3,000
2010	750
Thereafter	20,000
We paid interest of $5.1 million and $4.6 million for the years ended December 31, 2004 and 2005, respectively. Interest expense for 2004 and 2005 included the write-off of unamortized loan fees of approximately $2.5 million and $813,000, respectively, and $362,000 in prepayment penalties due to the refinancing of the credit facilities in the first quarter of 2005.
In September 2005, we entered into an interest rate cap agreement with Citizens Bank to hedge our interest rate risk exposure on the Term Loan due to its variable interest rate. The interest rate cap qualified as a cash flow hedge pursuant to FASB Statement No. 133, “Accounting for Derivatives Instruments and Hedging Activities”. The interest rate cap is set at a LIBOR rate of 4.5%, has a remaining life matching the Term Loan, is based upon a notional amount of $13.5 million, and was purchased for a premium of $106,000. Changes in value of the interest rate cap will be reported as a component of Other Comprehensive Income and reclassified into earnings in the same period or periods during which the interest rate on the Term Loan exceeds 4.5%.
For the year ended December 31, 2005, the value of the interest rate cap increased by approximately $18,000 (before taxes) and $12,000 (after tax), such amount was reflected in Other Comprehensive Income. No amounts were reclassified into earnings for the year ended December 31, 2005.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
8.	Leases

Future minimum payments required under capital and operating leases that have non-cancelable lease terms in excess of one year are as follows:

	Capital	Operating
	Leases	Leases
	(in thousands)
2006	$152	$10,155
2007	145	9,063
2008	72	8,546
2009	—	6,827
2010	—	2,897
Thereafter	—	6,262

Total minimum lease payments [1]	369	$43,750

Less amounts representing interest	36

Capitalized lease payments	$333

1	Minimum lease payments have not been reduced by minimum sublease rentals of $126,000 due in the future under noncancelable subleases.
At December 31, 2004 and 2005, current capital lease obligations of $194,000 and $130,000 were recorded in the balance sheet in other current liabilities, respectively and $328,000 and $203,000 were recorded in the balance sheet in long-term liabilities, respectively. Rent expense under operating leases was $8.8 million and $9.1 million for the years ended December 31, 2004 and 2005, respectively. Real estate taxes, insurance and maintenance expenses generally are obligations of our company and, accordingly, are not included as part of rental payments. The Company subleases space at various office locations under noncancelable sublease agreements. Rent expense for the years ended December 31, 2004 and 2005, include sublease income of approximately $176,000, and $287,000, respectively. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on similar properties.

9.	Redeemable Equity

In accordance with Emerging Issues Task Force (“EITF”) Topic No. D-98, Classification and Measurement of Redeemable Securities,” which requires securities with redemption features, including those that become exercisable only upon a change-in-control, be classified outside of permanent equity, we separately classified certain of our equity instruments purchased by LLR that contained such change-in-control redemption rights.

Pursuant to the terms of a September 1, 2000 Purchase Agreement, we sold, and LLR purchased, in a private placement; 1) 1,176,458 shares of the our Common Stock; 2) 10 shares of the Series B Preferred Stock; and 3) warrants to purchase 740,500 shares of our Common Stock at an exercise price of $12.00 per share, for aggregate gross proceeds of $10.0 million. The warrants were exercisable from the date of issuance and were to expire in 2010. If we sold shares of Common Stock in the future at a per share price below $8.50, the exercise price of the warrants would have been proportionately reduced and certain contingent warrants issued to LLR at an exercise price of $.01 per share would have become exercisable.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
9.	Redeemable Equity (continued)

The holders of Series B Preferred Stock were entitled to nominate and elect two directors to our board of directors. The holders of the Series B Preferred Stock were not entitled to receive dividends. In the event of liquidation, each share of the Series B Preferred Stock was entitled to a liquidation preference of $10.00 per share and we could redeem the outstanding shares of Series B Preferred Stock at any time LLR’s shareholdings was below 10% of our outstanding common shares, at a per share amount equal to the greater of the fair market value or the liquidation preference.

At any time after the fifth anniversary of the closing, LLR could have exchanged each share of Common Stock for one-half of a share of our Series C Preferred Stock. After conversion, the holders of Series C Preferred Stock were entitled to receive cumulative quarterly cash dividends at an annual rate of $2.04 per share. In the event of liquidation, each share of the Series C Preferred Stock was entitled to a liquidation preference of $17.00 per share plus all accrued and unpaid dividends. Each share of Series C Preferred Stock was convertible at all times into two shares of Common Stock. The holders of Series C Preferred Stock were entitled to vote on all matters before the common holders, as a single class with the Common Stock, on an as if converted basis. Additionally, holders of Series C Preferred Stock as a class, could also nominate and elect two additional directors to our board of directors, subject to the maintenance by LLR of certain specified ownership percentages.

In the event of (i) the sale of substantially all of the assets of the Company, (ii) any consolidation or merger of the Company into another corporation or entity in which the stockholders of the Company immediately prior to such transaction hold less than 50% of the Company’s voting power immediately after such transaction, or (iii) any transactions in which in excess of 50% of the Company’s voting power is transferred to one or more affiliated persons, the holders of the Series B Preferred Stock and the Series C Preferred Stock could have required us to redeem such securities at their liquidation preferences of $10.00 and $17.00 per share, respectively.

Given that such redemption features were not solely within the control of the Company, the Series B Preferred Stock and the 1,176,458 shares of Common Stock held by LLR (which could have been exchanged into shares of Series C Preferred Stock), were presented separately as Redeemable equity from stockholders’ equity in our consolidated balance sheets at December 31, 2004. The 1,176,458 shares of Common Stock held by LLR were carried at their aggregate fair value at issuance of $8.9 million, and no changes were made to such carrying value as no change-in-control of the Company was considered probable. Finally, because the rights to exchange shares of Common Stock into shares of Series C Preferred Stock could not be transferred by LLR to any parties other than affiliates of LLR, these rights would have terminated upon any resale or transfer of the 1,176,458 shares of Common Stock held by LLR to an unaffiliated entity. Accordingly, upon the occurrence of any such resale or transfer, we would have had to reclassify a pro-rata portion of the carrying value of such Common Stock into stockholders’ equity.

In July 2005, we repurchased interests in the Company held by LLR for a total of $20.4 million (which includes $400,000 of related costs). The transaction consisted of the repurchase of the 1,176,458 common shares purchased by LLR on September 1, 2000, 740,500 warrants to purchase common shares, rights to convert the common shares into preferred shares with an annual dividend obligation of $1.2 million, anti-dilution rights and warrants, as well as other rights. The transaction resulted in a $9.9 million decrease in income from continuing operations available to common shareholders and a reduction of additional paid in capital of $1.6 million.

The Company incurred costs of $1.3 million in a discontinued equity offering which proceeds were to be used to purchase the LLR interests.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
10.	Benefit Plans

We maintain a defined contribution pension and profit sharing plan covering substantially all domestic employees (“the ORC Plan”’) except for two of our domestic subsidiaries, ORC Macro and Social Health Services (“SHS”) which maintained separate profit sharing and 401(k) plans (the “ORC Macro Plans” and the “SHS Plans”).

Employees may contribute up to 50% of their annual salary but not to exceed the maximum allowable under the Internal Revenue Code; $13,000 and $14,000 for 2004 and 2005, respectively. The respective board of directors may elect to match employees’ contributions or contribute to the profit sharing plan. The ORC Plan assets included 157,500 and 43,500 shares of our common stock as of December 31, 2004 and 2005, respectively.

We contributed $325,000 and $398,000 to the ORC Plan in 2004 and 2005, respectively. Under the ORC Macro Plans we contributed $2.1 million and $2.6 million in 2004 and 2005, respectively. Under the SHS Plans we contributed $460,000 and $665,000 in 2004 and 2005, respectively.

In 2005, we established a self-insured health insurance plan (the “Health Care Benefits Plan”). The Health Care Benefits Plan provides medical benefits to our domestic employees and is administered by a third party. In 2005, we incurred total costs of $851,000, $2.4 million and $983,000 to cover claims and administrative fees for U.S. market research, ORC Macro and SHS employees, respectively. At December 31, 2005, we accrued outstanding costs of $155,000, $435,000 and $160,000 for U.S. market research, ORC Macro and SHS employees, respectively.

11.	Stock Options

We maintain the 1997 Stock Incentive Plan, which provides for the grant of up to 1,625,000 options to purchase common stock to our directors and key employees. The exercise price of options granted to employees under this plan is at least equal to the fair market value of the stock on the date of grant. Stock options are exercisable for seven years. Options granted under this plan are vested equally over a three-year period.

Under the 1997 Stock Incentive Plan as amended, each Non-employee Director is granted options to acquire the “formula number” of shares of common stock on January 2nd of each year. The option exercise price for these options is equal to the fair market value of the underlying shares on the date of the grant.

These options become exercisable on the first anniversary of the date of grant provided the Non-employee Director is a member of the board of directors on that date. The options granted under this provision are non-qualified stock options.

For 2004 and 2005, all outside directors were granted the “formula number” of 5,000 shares. In addition, each director who chaired a committee was granted options to purchase an additional 5,000 shares of our common stock for each committee chaired.

Non-employee Directors’ options terminate seven years from the date of grant or the first anniversary after the optionee ceases to serve as a member of the board of directors for any reason. Any options of a Non-employee Director that are not exercisable when he or she ceases to serve as a member of the board of directors will terminate as of the termination of the Non-employee Director’s service on the board of directors. In 2005, two directors’ service as members of the board of directors were terminated as part of the repurchase of our interests from LLR. The unvested options of these directors were deemed to be fully vested as part of the repurchase agreement.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
11.	Stock Options (continued)

Stock Option transactions were as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding Balance at December 31, 2004	835,682	$6.63
2005
Granted	200,000	$5.76
Canceled	(21,804)	7.09
Exercised	(123,700)	5.20

Outstanding Balance at December 31, 2005	890,178	$6.62

The following table presents the dollar ranges of stock option exercise prices relating to outstanding and exercisable stock options at December 31, 2005:

		Outstanding Options		Exercisable Options
			Weighted		Weighted
		Remaining	Average		Average
Range of Exercise Prices	Shares	Life (Years)	Price	Shares	Price
$0.00 - $5.00	25,000	1.77	$5.00	25,000	$5.00
$5.01 - $6.00	317,000	5.10	5.39	152,000	5.32
$6.01 - $7.00	293,078	5.03	6.30	134,745	6.26
$7.01 - $8.00	35,100	2.37	7.48	35,100	7.48
$8.01 - $9.00	220,000	1.01	8.88	220,000	8.88

	890,178	3.86	$6.62	566,845	$7.04

In January 2000, 90,000 non-plan options issued, with an exercise price equal to the market value of the stock at the date of grant, to Mr. John Short were vested and outstanding as of December 31, 2005. All such non-plan options have a vesting period of three years and a life of seven years. All non-plan options are included in the previously presented option table.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
11.	Stock Options (Continued)

Options exercisable at December 31, 2004 and 2005 were 559,656 and 566,845, respectively. Exercise prices for options outstanding as of December 31, 2005 for the plan ranged from $5.00 to $8.875 per share. The weighted average remaining term of the outstanding options is 3.9 years. As of December 31, 2005, there were 311,905 shares available for grant under the 1997 Stock Incentive Plan.

We have 1,277,529 and 537,029 warrants issued and outstanding with a weighted average exercise price of $9.23 and $5.42 as of December 31, 2004 and 2005 respectively. These warrants are immediately exercisable.

At December 31, 2005, we have reserved an aggregate of 2,646,125 shares of common stock for issuance upon the exercise or conversion of all outstanding securities and the purchase of common stock under various stock purchase plans (see Note 12).

12.	Stock Purchase Plans

In May 2001, our stockholders approved the adoption of the Opinion Research Corporation Employee Stock Purchase Plan (the “Qualified Plan”’), the Opinion Research Corporation Stock Purchase Plan for Non-employee Directors and Designated Employees and Consultants (the “Non-Qualified Plan”), and the ORC Holdings, Ltd. Employee Share Ownership Plan (the “U.K. Plan”’).

We have reserved, under the Qualified Plan, Non-Qualified Plan and the U.K. Plan, 1,000,000, 400,000 and 200,000 shares, respectively, of our common stock for future issuance. These plans allow eligible employees, non-employee directors, and consultants who meet certain qualifications to purchase our common stock at 85% of the lower of the fair market value at the beginning or end of each offering period.

The following table summarizes the number of shares issued under the various plans for the years ended December 31, 2004 and 2005, respectively:

	December 31,
	2004	2005
Qualified Plan	66,294	63,835
Non-Qualified Plan	34,642	34,654
U.K. Plan	8,047	2,634
As of December 31, 2005, approximately 510,505, 229,711 and 166,797 shares remained available for future issuance under the Qualified Plan, Non-Qualified Plan, and the U.K. Plan, respectively.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
13.	Split-dollar Life Insurance and Officer Loan

We have entered into an agreement with a trust established in the name of Mr. John Short. Under the agreement, we pay certain premiums on the life insurance policy on Mr. Short, to which the trust is the beneficiary. We have been assigned certain rights to the assets of the trust as collateral for the premium paid on this life insurance policy. The cumulative premiums paid prior to 2003, which totaled $324,000 are recorded in other assets in the accompanying consolidated balance sheets. In the event the policy is terminated, Mr. Short has guaranteed the repayment of the amount due from his trust, and has pledged certain of his personal assets to us to collateralize such guarantee. The annual amounts paid in 2003 to 2005 of $46,000 were treated as compensation expense by us and as income to Mr. Short.

Over several years, we made loans to certain executive officers bearing an interest rate of 9.5%. The current corporate policy prohibits the making of loans to any officers or directors. We currently have an outstanding loan made to Mr. Short, which has been grandfathered. Including accrued interest, the aggregate amount of indebtedness outstanding at December 31, 2004 and 2005 was $156,000. This amount was recorded in other current assets in our consolidated financial statements.

14.	Segments

We identify segments based on our internal reporting to management and our board of directors which reflects our geographic locations and industries in which we operate. We currently have three reportable segments: U.S. market research, U.K. market research, and social research. We measure segment profits as operating profit, which is defined as income before interest and other non-operating expenses and income taxes. Information on segments and a reconciliation to the appropriate consolidated totals, are as follows:

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
14.	Segments (continued)

	U.S. Market	U.K. Market	Social	Total		Divested
(in thousands)	Research	Research	Research	Segments	Other	Entities	Consolidated
Year Ended December 31, 2004:
Revenues from external customers	$25,969	$22,945	$128,238	$177,152	$1,815		$178,967
Depreciation and amortization	876	586	1,564	3,026	47		3,073
Operating (loss) income	(3,544)	588	13,433	10,477	(1)		10,476
Interest and other non-operating expenses, net							7,390
Income before income tax expense							3,086
Provision for income tax from continuing operations							1,571
Income from continuing operations							1,515
Income from discountinued operations, net						911	911
Net income							2,426
Total assets	14,143	12,046	57,954	84,143	845	12,695	97,683
Capital expenditures	261	990	1,831	3,082	45	1,225	4,352
Year Ended December 31, 2005:
Revenues from external customers	$27,769	$23,317	$137,823	$188,909	$1,283		$190,192
Depreciation and amortization	781	778	1,957	3,516	68		3,584
Operating (loss) income	(2,058)	175	13,467	11,584	(440)		11,144
Interest and other non-operating expenses, net							7,587
Income before income taxes							3,557
Provision for income tax from continuing operations							1,919
Income from continuing operations							1,638
Loss from discountinued operations, net						(5,081)	(5,081)
Loss on disposal of segment, net						(1,077)	(1,077)
Net loss							(4,520)
Total assets	15,946	11,482	62,756	90,184	1,267	717	92,168
Capital expenditures	645	466	2,583	3,694	124	224	4,042

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
14.	Segments (continued)

International long-lived assets were $5.5 million in 2004 and $4.8 million in 2005. In 2004 and 2005, revenues from two customers of the social research segment represented $59.0 million and $68.4 million respectively. Revenues from the U.S. federal government represented $108.8 million and $111.6 million in 2004 and 2005, respectively. Revenues in the “Other” category were generated primarily from our Asian operations. As this segment is not significant, its’ results are not presented separately.

15.	Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted income (loss) from operations per share:

	Year Ended December 31,
	2004	2005
Income from continuing operations	$1,515	$1,638
Repurchased LLR Interest	—	(9,904)

(Loss) income from continuing operations available to common shareholders	$1,515	$(8,266)
(Loss) income from discontinued operations	$911	$(6,158)

Net (loss) income available to common shareholders	$2,426	$(14,424)

Weighted average shares outstanding
Basic	6,254	5,955
Effect of dilutive potential common shares	191	—

Diluted	6,445	5,955

Basic earnings per share
(Loss) income from continuing operations	$0.24	$(1.39)
(Loss) income from discontinued operations	$0.15	$(1.03)
Net (loss) income available to common shareholders	$0.39	$(2.42)
Diluted earnings per share
(Loss) income from continuing operations	$0.24	$(1.39)
(Loss) income from discontinued operations	$0.14	$(1.03)
Net (loss) income available to common shareholders	$0.38	$(2.42)
For the year ended December 31, 2004, there were 276,902 options and 740,500 warrants outstanding to purchase our common shares that were not included in the computation of diluted earnings per share because inclusion would have been anti-dilutive.
For the year ended December 31, 2005, there were 512,600 options outstanding to purchase our common shares that were not included in the computation of diluted loss per share because their inclusion would have been anti-dilutive. The 740,500 warrants previously held by LLR were repurchased by the Company during the quarter ended September 30, 2005.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
16. Selected Quarterly Financial Information (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands except per share data)
2004
Revenues	$43,311	$45,122	$44,929	$45,605
Gross Profit	12,187	12,426	12,473	10,976
Income (loss) from continuing operations	642	(484)	777	580
Income from discontinued operations	296	247	224	144
Net income (loss)	938	(237)	1,001	724

Basic earnings per share
Income (loss) from continuing operations	0.10	(0.08)	0.12	0.09
Income (loss) from discontinued operations	0.05	0.04	0.04	0.02
Net income (loss)	0.15	(0.04)	0.16	0.11

Diluted earnings per share
Income (loss) from continuing operations	0.10	(0.07)	0.12	0.09
Income (loss) from discontinued operations	0.05	0.04	0.03	0.02
Net income (loss)	0.15	(0.04)	0.15	0.11

Weighted average shares outstanding
Basic	6,149	6,242	6,289	6,337
Diluted	6,335	6,486	6,484	6,480

2005
Revenues	$46,243	$48,954	$46,585	$48,410
Gross Profit	12,919	13,773	12,310	12,553
Income (loss) from continuing operations	393	1,586	(606)	265
Loss from discontinued operations	(251)	(245)	(4,048)	(1,614)
Net income (loss)	142	1,341	(4,654)	(1,349)
Repurchased LLR interests	—	—	9,904	—
Net income (loss) available to common shareholders	142	1,341	(14,558)	(1,349)

Basic earnings per share
Income (loss) from continuing operations	0.06	0.25	(0.11)	0.05
(Loss) income from discontinued operations	(0.04)	(0.04)	(0.72)	(0.30)
Net income (loss)	0.02	0.21	(2.58)	(0.25)

Diluted earnings per share
Income (loss) from continuing operations	0.06	0.24	(0.11)	0.05
(Loss) income from discontinued operations	(0.04)	(0.04)	(0.72)	(0.30)
Net income (loss)	0.02	0.20	(2.58)	(0.25)

Weighted average shares outstanding
Basic	6,405	6,436	5,643	5,352
Diluted	6,606	6,683	5,643	5,452

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
17.	Stockholders’ Derivative Lawsuit

On December 2, 2004, several persons who purported to be stockholders of the Company filed a derivative complaint against the Company and its directors in the Chancery Court of the State of Delaware challenging the decision to repurchase certain interests in the Company held by LLR. The plaintiffs alleged, among other things, that the purchase price the Company intended to pay for certain of the interests held by LLR would constitute a waste of corporate assets. The complaint further alleged that, in approving the offering and the repurchase of the interests held by LLR, the directors did not act on the Company’s behalf or on behalf of its stockholders but, rather, breached their fiduciary duties of good faith and loyalty to the Company and its stockholders. Finally, the complaint alleged that Janney Montgomery Scott LLC (“JMS”), an independent valuation firm, materially overvalued the LLR interests in its opinion to the Company’s board of directors that the Company’s repurchase of the LLR interests was fair, from a financial point of view, to the stockholders other than LLR.

Thereafter, the Company and LLR modified the terms on which the repurchase would be completed, the Company issued senior subordinated notes to finance the repurchase and, in July of 2005, the Company repurchased all of LLR’s interests in the Company for $20 million. The plaintiffs then amended their complaint to challenge the repurchase as completed but again alleged that the Company paid too much for the LLR interests, that the directors breached their duties of good faith and loyalty in approving the repurchase on the modified terms and that JMS overvalued the LLR interests when it opined that the repurchase of the LLR interests was fair from a financial point of view, to the stockholders other than LLR.

We have not accrued any costs, beyond incurred legal costs, for expense relating to this matter as the Company and its directors believe plaintiff’s allegations have no merit and we intend to vigorously defend the actions challenged in the plaintiff’s amended complaint. Any expense to be incurred in conjunction with this matter cannot reasonably be estimated at this time.
18.	Business Restructuring

In December 2005, we announced the closure of our market research operations in South Korea and Mexico due to inconsistent operating results and a determination the above operations were not strategic in providing the Company’s services to its global clients. The cost of implementing the above plan is estimated to result in cumulative charges of $530,000. The Company incurred charges of $471,000 for the year ended December 31, 2005 as detailed below:

	Termination	Incremental	Other
	Benefits	Depreciation	Costs	Total
	(in thousands)
Initial accrual — December 2005	$254	$47	$170	$471
Cash Payments — 2005	(77)	—	(3)	(80)
Non-cash activity — 2005	—	(47)	—	(47)
Foreign Exchange — 2005	4	—	4	8

Restructuring Reserve as of December 31, 2005	$181	—	$171	$352

The above amounts were included in loss from discontinued operations in the accompanying consolidated statements of operations. We expect to incur charges of $59,000 in 2006 for termination benefits and other costs. We expect substantially all of the restructuring costs to be paid by the second quarter of 2006.

INTERIM FINANCIAL STATEMENTS
Basis of presentation
The unaudited interim condensed financial statements of Opinion Research Corporation and Subsidiaries have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial positions at September 30, 2006 and the results of operations and its cash flows for the nine months ended September 30, 2006 and 2005. Certain information and footnote disclosures normally included in financial statements prepared with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years. These condensed consolidated financial statements should be read in conjuction with the audited financial statements included herein for the years ended December 31, 2005 and 2004.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

September 30,
2006
(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$838
Accounts receivable:
Billed	22,872
Unbilled services	22,224

45,096
Less: allowance for doubtful accounts	13

45,083
Prepaid expenses and other current assets	4,550

Total current assets	50,471
Property and equipment, net	8,085
Intangibles, net	230
Goodwill	27,161
Deferred income taxes	2,797
Other assets	3,880

$92,624

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,540
Accrued expenses	12,189
Deferred revenues	4,628
Short-term borrowings	3,000
Other current liabilities	2,617
Total current liabilities	29,974

Long-term debt	50,306
Other liabilities	3,262
Stockholders’ Equity:
Common stock, $.01 par value, 20,000,000 shares authorized, 5,549,028 shares issued and 5,500,206 outstanding in 2006	55
Additional paid-in capital	21,750
Retained deficit	(13,478)
Treasury stock, at cost, 48,822 shares	(261)
Accumulated other comprehensive income	1,016

Total stockholders’ equity	9,082

$92,624

See notes to consolidated financial statements.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except share and per share amounts)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2006
Revenues	$141,782	$144,960
Cost of revenues (exclusive of depreciation)	102,780	104,809

Gross profit	39,002	40,151
Selling, general and administrative expenses	27,301	28,140
Depreciation and amortization	2,471	2,859

Operating income	9,230	9,152
Interest expense, net	4,539	4,803
Other non-operating expenses	1,422	1,243

Income before provision for income taxes	3,269	3,106
Provision for income taxes	1,896	2,079

Income from continuing operations	1,373	1,027

Discontinued operations
Loss from discontinued operations, net of tax	(4,544)	(139)
Loss on disposal, net of tax	—	(364)

Loss from discontinued operations	(4,544)	(503)

Net (loss) income	$(3,171)	$524

Repurchased LLR interests	(9,904)	—

Net (loss) income available to common shareholders	$(13,075)	$524

Basic earnings per share
(Loss) income from continuing operations	$(1.38)	$0.19
Loss from discontinued operations	(0.74)	(0.09)

Net (loss) income available to common shareholders	$(2.12)	$0.10

Diluted earnings per share
(Loss) income from continuing operations	$(1.38)	$0.18
Loss from discontinued operations	(0.74)	(0.09)

Net (loss) income available to common shareholders	$(2.12)	$0.09

Weighted average shares outstanding:
Basic	6,158,475	5,445,746
Diluted	6,158,475	5,638,407
See notes to consolidated financial statements.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine months ended
	September 30,
	2005	2006
Cash flows from operating activities:
Net (loss) income	$(3,171)	$524
Less:
Loss from discontinued operations	(4,544)	(503)

Income from continuing operations	1,373	1,027
Adjustments to income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	2,471	2,859
Loss on disposal of fixed assets	1	—
Non-cash interest expense	1,141	401
Provision for doubtful accounts	—	61
Deferred income tax	(16)	543
Equity based compensation	—	432
Change in fair value of derivative	—	1
Changes in operating assets and liabilities:
Billed accounts receivable	30	4,322
Unbilled services	(186)	(4,426)
Other assets	(274)	(860)
Accounts payable	(658)	1,242
Accrued expenses and other liabilities	4,687	1,456
Deferred revenues	(238)	383

Net cash provided by operating activities of continuing operations	8,331	7,441

Cash flows from investing activities:
Capital expenditures	(2,768)	(1,951)

Net cash used in investing activities of continuing operations	(2,768)	(1,951)

Cash flows from financing activities:
Net borrowings (repayments) under line-of-credit agreement	4,156	(2,765)
Proceeds from the issuance of notes payable	35,000	—
Repayments of notes payable	(22,077)	(2,250)
Payment for repurchased LLR interests	(20,414)	—
Payments of loan origination and amendment fees	(495)	(231)
Repayments under capital lease arrangements	(145)	(101)
Proceeds from the issuance of capital stock and exercise of options and warrants	477	686

Net cash used in financing activities of continuing operations	(3,498)	(4,661)

Net cash used in operating activities of discontinued operations	(608)	(72)
Net cash used in investing activities of discontinued operations	(195)	—
Effect of exchange rate changes on cash and cash equivalents	40	81

Increase in cash and cash equivalents	1,302	838
Cash and cash equivalents at beginning of year	419	—

Cash and cash equivalents at end of period	$1,721	$838

Supplemental disclosures:
Cash paid for:
Interest	$2,773	$4,460
Income tax	1,382	920

Non-cash investing and financing activities:
Acquisition of equipment under capital leases	$20	$24
See notes to consolidated financial statements.